Exhibit 99.1

Lantern Pharma Reports Fourth Quarter and Full Year 2025

Financial Results and Provides Business Updates

Year of Clinical Validation and Strategic Expansion Across Pipeline, AI Platform Advances Towards Commercialization, and Global Trial Milestones

●	LP-300 Phase 2 HARMONIC™ Trial Progress: Continued enrollment and patient follow-up across the United States, Japan, and Taiwan. Completion of targeted enrollment in Japan across five clinical sites including the National Cancer Center Tokyo. Preliminary data presented at the 66th Annual Meeting of the Japan Lung Cancer Society. Type C meeting package submitted to FDA in March 2026, with meeting scheduled for mid-May 2026 seeking feedback on proposed protocol amendments including focusing enrollment on EGFR exon 21 L858R patients and updating the LP-300 dosing schedule to allow for up to 8 cycles of treatment. The treatment of never-smokers with NSCLC represents an estimated $4+ billion annual market opportunity with no specifically approved therapies.

●	LP-184 Phase 1a Completion and Expansion: All primary endpoints achieved with 48% clinical benefit rate at or above therapeutic dose threshold; additional positive results reported in Q4 2025 demonstrating durable disease control in heavily pre-treated advanced cancer patients. Biomarker-guided Phase 1b/2 trials planned in TNBC, NSCLC with KEAP1/STK11 mutations, and an investigator-led clinical study in Denmark in PTGR1 overexpressing bladder cancers with DNA damage repair mutations.

●	Starlight Therapeutics IND Clearance: FDA clears IND for planned Phase 1 pediatric CNS cancer trial of STAR-001 in Atypical Teratoid Rhabdoid Tumor (ATRT) and other rare pediatric cancers, marking a pivotal regulatory milestone for Lantern’s wholly-owned subsidiary.

●	LP-284 Orphan Drug Designation: LP-284 receives FDA Orphan Drug Designation for soft tissue sarcomas, adding to existing designations for mantle cell lymphoma and high-grade B-cell lymphomas. Complete metabolic response in therapeutically exhausted DLBCL patient presented at 25th LL&M Congress.

●	AI-Driven Pipeline: Lantern’s portfolio of clinical-stage drug candidates, spanning lung cancer, breast cancer, lymphoma, sarcoma, pediatric brain cancers, and bladder cancer, represents a combined estimated annual market potential exceeding $15 billion, with multiple programs positioned to advance towards Phase 1b/2 and Phase 2 value-creation milestones in 2026.

●	RADR® AI Platform Global Expansion: Initiation of AI Center of Excellence in India to industrialize the RADR® platform and accelerate global biopharma development opportunities. Presentation at 7th Glioblastoma Drug Development Summit in Boston.

●	withZeta.ai — Multi-Agentic Co-Scientist Platform: Introduction of withZeta.ai, a first-of-its-kind multi-agentic AI co-scientist platform designed to accelerate drug development insights and therapeutic strategies across more than 438 rare cancers. Since late December 2025, withZeta.ai has been in active demo and beta testing with over 25 biotech companies, cancer research centers, and biopharma consultants, representing a significant near-term commercialization opportunity for the Company’s AI capabilities.

●	Financial Position: Approximately $10.1 million in cash, cash equivalents, and marketable securities as of December 31, 2025.

●	Conference call and webcast scheduled for Monday, March 30, 2026 at 4:30 p.m. ET.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

FOR IMMEDIATE RELEASE

DALLAS—(BUSINESS WIRE)— March 30, 2026 Lantern Pharma Inc. (NASDAQ: LTRN), a clinical-stage biopharmaceutical company leveraging its proprietary RADR® artificial intelligence (AI) and machine learning (ML) platform to transform the cost, pace, and timeline of oncology drug discovery and development, today announced operational highlights and financial results for the fourth quarter and full year 2025 ended December 31, 2025, and provided an update on its portfolio of AI-driven drug candidates and AI platforms, RADR® and withZeta.ai.

“2025 was a defining year for Lantern Pharma as we achieved clinical validation across multiple programs while establishing the foundation for our next phase of growth,” said Panna Sharma, CEO & President of Lantern Pharma. “The encouraging and developing LP-300 Phase 2 HARMONIC™ observations, combined with successful Phase 1a completion for LP-184 and FDA IND clearance for our pediatric CNS cancer program through Starlight Therapeutics, represent transformational milestones that validate and strengthen our AI-driven approach to precision oncology. Our full-year results reflect disciplined execution with a 19% reduction in total operating expenses year-over-year, even as we advanced multiple clinical programs through key inflection points and introduced a highly unique multi-agentic system aimed at conquering rare cancers. As we move into 2026, we are positioning to advance multiple high-value clinical programs, expand our RADR® platform’s commercial reach and revenue potential globally through our new AI Center of Excellence in India and strengthen our balance sheet.”

Clinical Pipeline Developments

Lantern’s AI-driven clinical pipeline encompasses multiple drug candidates across solid tumors, blood cancers, and pediatric oncology, with a combined estimated annual market potential exceeding $15 billion. The portfolio includes a Phase 2 clinical program (LP-300), multiple programs advancing toward Phase 1b/2 trials (LP-184), an ongoing Phase 1 trial in hematologic malignancies (LP-284), and a planned Phase 1 pediatric CNS cancer trial (STAR-001) through Starlight Therapeutics. Each program has been guided by the RADR® platform’s AI-driven insights. On average, our newly developed drug programs have been advanced from initial AI insights to first-in-human clinical trials in 2–3 years and at approximately $1.0–2.5 million per program.

LP-300 HARMONIC™ Trial: Continued Progress and Strategic Momentum

The Phase 2 HARMONIC™ trial continued to advance through the fourth quarter and into early 2026, with ongoing patient enrollment and follow-up across clinical sites in the United States, Japan, and Taiwan. The trial evaluates LP-300 in combination with standard-of-care chemotherapy (carboplatin + pemetrexed) in never-smokers with NSCLC adenocarcinoma who have progressed after tyrosine kinase inhibitor (TKI) therapy.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

Key Milestones:

●	Japan Enrollment Completed: In July 2025, Lantern completed targeted enrollment in Japan ahead of schedule across five clinical sites including the National Cancer Center Tokyo, validating the company’s strategic expansion into regions with significantly higher rates of never-smoker NSCLC.

●	Data Presented at JLCS: During Q4 2025, clinical investigators presented data from the ongoing HARMONIC™ trial at the 66th Annual Meeting of the Japan Lung Cancer Society, including results from both Asian and U.S. patient cohorts.

●	Safety Lead-In Results: The trial has previously demonstrated encouraging results in its initial safety lead-in cohort, showing an 86% clinical benefit rate and 43% objective response rate among the first seven patients enrolled in the United States, including one patient who achieved a durable complete response in target cancer lesions with survival continuing for nearly two years.

●	Enrollment Progress: The trial continues to enroll patients in Taiwan, where more than 50% of lung cancer cases occur in never-smokers, and across U.S. sites.

●	FDA Engagement — Type C Meeting: In March 2026, Lantern submitted a Type C meeting package to the FDA regarding the ongoing Phase 2 HARMONIC™ study. The meeting, currently scheduled for mid-May 2026, seeks FDA feedback and concurrence on proposed protocol amendments to the study.

The proposed amendments to the HARMONIC™ study include: (i) focusing future enrollment to patients with EGFR exon 21 L858R mutation (a subtype of tyrosine kinase mutations); (ii) increasing the maximum number of LP-300 treatment cycles from six to eight; and (iii) converting the current randomized study design to a Phase 2 single-arm Simon two-stage study by discontinuing enrollment into the control arm. The proposed amendments are supported by a preliminary analysis of study data suggesting that patients with the EGFR exon 21 L858R mutation may derive greater clinical benefit from the LP-300 triplet regimen; the evolution of the treatment landscape for TKI-refractory NSCLC that has made continued randomization to the control arm increasingly challenging; and historical safety data indicating that up to eight cycles of LP-300 at the current dose level did not alter the established safety profile of the drug. There can be no assurance that the FDA will concur with the proposed amendments, and any changes to the study protocol will be subject to FDA review and clearance during and after the Type C meeting planned for mid-May.

Lantern is actively exploring collaboration and partnering opportunities both globally and regionally to maximize LP-300’s commercial potential in multiple geographies. Additional clinical data updates from the HARMONIC™ trial are expected in the first half of 2026.

Never-smoker NSCLC is increasingly recognized as a distinct disease entity with unique clinical and genomic characteristics, representing a global market opportunity estimated at over $4 billion annually. Currently, there are no therapies specifically approved for never-smoker NSCLC patients.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

LP-184: Phase 1a Completion and Advancement Toward Phase 1b/2 Trials

In Q4 2025, Lantern reported additional positive LP-184 Phase 1a results showing durable disease control in heavily pre-treated advanced cancer patients as the company is positioning to advance its precision oncology program into multiple biomarker-guided Phase 1b/2 trials. The Phase 1a trial (NCT05933265), which enrolled 63 patients, achieved all primary endpoints with a 48% clinical benefit rate at or above the therapeutic dose threshold and provided further confirmation of LP-184’s unique mechanism of action.

Key Phase 1a Highlights:

●	Biomarker Validation: Marked tumor reductions observed in patients with DNA damage repair mutations including CHK2, ATM, BRCA1, and STK11/KEAP1 alterations, validating RADR®-driven insights regarding the mechanism of LP-184.

●	Recommended Phase 2 Dose: Successfully established RP2D of 0.39mg/kg with favorable safety profile.

●	Activity in Difficult-to-Treat Cancers: Notable clinical benefits in glioblastoma multiforme (GBM), gastrointestinal stromal tumor (GIST), and thymic carcinoma.

Phase 1b/2 Development Plans (subject to additional funding):

●	Triple-Negative Breast Cancer (TNBC): Phase 1b/2 study targeting a potential annual market exceeding $4 billion.

●	NSCLC with STK11/KEAP1 Co-mutations: Biomarker-guided study, potential annual market approaching $1.5 billion.

Investigator Led Study:

●	Bladder Cancer: Investigator-led clinical study planned to initiate in Denmark in PTGR1 overexpressing bladder cancers with DNA damage repair mutations.

Starlight Therapeutics: FDA IND Clearance for Pediatric CNS Cancer Trial

In early 2026, the FDA cleared the IND for Starlight Therapeutics’ planned Phase 1 pediatric CNS cancer trial of STAR-001 (LP-184) in Atypical Teratoid Rhabdoid Tumor (ATRT) and other rare pediatric cancers. STAR-001 has received both Rare Pediatric Disease Designation and Orphan Drug Designation from the FDA for ATRT, along with additional designations for hepatoblastoma, rhabdomyosarcoma, and malignant rhabdoid tumors.

These designations provide potential pathways for FDA Priority Review Vouchers (PRVs) upon a potential approval. PRVs have historically been sold or transferred for significant value, with recent transactions in the range of $100 million to $150 million or more, representing a potentially meaningful source of non-dilutive value for Lantern and its shareholders independent of the commercial potential of the underlying therapy. The Rare Pediatric Disease Designation for ATRT, hepatoblastoma, rhabdomyosarcoma, and malignant rhabdoid tumors each independently qualifies for a potential PRV upon potential FDA approval and meeting other program conditions.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

LP-284: Orphan Drug Designation and Clinical Advancement

In Q1 2026, LP-284 received FDA Orphan Drug Designation for soft tissue sarcomas, adding to existing designations for mantle cell lymphoma and high-grade B-cell lymphomas. In Q4 2025, Lantern presented clinical data at the 25th LL&M Congress showcasing a confirmed complete metabolic response in a heavily pretreated DLBCL patient. LP-284 benefits from composition of matter patents providing protection through 2039 in the majority of the major medicine markets (USA, EU, Japan, China, India, Mexico, Korea, and Australia).

RADR® AI Platform: Global Expansion and Commercial Momentum

AI Center of Excellence in India

In early 2026, Lantern announced the initiation of an AI Center of Excellence in India to industrialize and grow the RADR® platform, the withZeta.ai system and accelerate global development opportunities with biopharma companies looking to leverage AI as a service.

withZeta.ai: Multi-Agentic Co-Scientist Platform for Rare Cancers

A key commercial milestone in late 2025 was the introduction of withZeta.ai, a first-of-its-kind multi-agentic AI co-scientist platform. withZeta.ai is designed to accelerate drug development insights, therapeutic strategy generation, cancer trial development and research workflows across more than 438 rare cancers — a category of diseases that collectively represents a massive unmet medical need but where individual indications have historically been underserved due to small patient populations, sparse and scattered data and limited commercial incentives.

The platform leverages Lantern’s unique expertise and proprietary data assets in rare and orphan cancer drug development, combining multiple specialized AI agents that work collaboratively to analyze genomic data, identify potential therapeutic targets, predict drug-tumor interactions, and generate actionable development strategies. Since late December 2025, withZeta.ai has been in active demo and beta testing with over 25 biotech companies, cancer research centers, and biopharma consultants, generating significant interest and early engagement from the industry.

withZeta.ai represents a meaningful near-term commercialization opportunity for Lantern, as the platform is designed to generate recurring revenue through subscription and usage-based licensing models while reinforcing the company’s position as a leader in AI-driven oncology drug development. The company expects to provide further updates on commercial traction and partnership discussions related to withZeta.ai throughout 2026.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

withZeta.ai: Market Opportunity, Scaling Strategy, and Vision

The withZeta.ai platform is architected to first address the unique challenges of rare cancer drug development, where fragmented data, small patient populations, and limited institutional knowledge have historically made therapeutic development economically and scientifically prohibitive. By aggregating and structuring insights across 438+ rare cancers into a unified AI co-scientist framework, withZeta.ai provides pharmaceutical and biotech researchers with capabilities that would otherwise require large, specialized teams and years of manual analysis.

Lantern’s longer term plan is to scale withZeta.ai beyond rare cancers into broader oncology indications and, subsequently, into rare diseases and other therapeutic areas through revenue generating collaborations with pharmaceutical companies. The platform’s multi-agentic architecture is designed to be extensible — the same collaborative AI agent framework that powers rare cancer insights can be configured and trained to address drug development challenges across neurology, immunology, metabolic diseases, and other complex therapeutic areas where data fragmentation and scientific complexity represent significant barriers to R&D productivity.

The global rare disease therapeutics market is projected to exceed $300 billion by 2028, and the broader pharmaceutical R&D outsourcing and AI-enabled drug discovery market represents an additional multi-billion-dollar opportunity. Lantern believes that withZeta.ai is positioned at the intersection of these high-growth markets, with a differentiated offering that combines proprietary oncology data, validated AI algorithms, and a practical co-scientist user experience designed for bench scientists and clinical development teams.

“2026 can be a critical year for the commercialization of our AI platforms to support broad-based drug development and scientific productivity in R&D,” said Mr. Sharma. “We are building for a future where AI co-scientists are commonplace in knowledge work across the pharmaceutical and biotech industries — augmenting human expertise, accelerating discovery timelines, and dramatically improving the economics of drug development. We believe this represents a potential near-term market opportunity of $20 to $50 billion, and withZeta.ai is our first agentic-based commercial product designed to capture a meaningful share of that market. The early engagement from a broad range of organizations in our beta program validates both the demand and the differentiation of our approach.”

Other AI Platform Highlights

●	predictBBB.ai: 94.1% accuracy for blood-brain barrier permeability prediction; five of top eleven positions on the Therapeutic Data Commons Leaderboard. This tool has been significantly enhanced to encompass a wider range of molecular and structural analysis aimed at molecules and medicines.

●	LBx-AI Liquid Biopsy: 86% accuracy for predicting treatment response in NSCLC; 0.76 Pearson correlation for PD-L1 level inference from ctDNA.

R&D Investment by Program (Full Year 2025):

For the year ended December 31, 2025, our approximate research and development costs by project were: LP-300 ($4.6M), LP-184 ($4.3M), LP-284 ($1.2M), RADR® Platform ($1.0M), and other programs ($0.4M), totaling approximately $11.5 million.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

Addressing Fake News on Company CEO & Leadership

The company was made aware of an online third-party article unaffiliated with the company stating that the CEO of Lantern was stepping down and had resigned. This was a false and misleading article that seemed to be focused on shorting the Company’s stock price amongst traders. Panna Sharma continues to serve as President and Chief Executive Officer with the full confidence of the Board of Directors, and together with the management team, continues to actively lead the company’s day-to-day operations, clinical development strategy, partnership discussions, and capital planning efforts. Lantern Pharma encourages its investors and stakeholders to rely on the company’s SEC filings, press releases, and official communications through its established disclosure channels for genuine information about the company and its leadership.

Financial Results for Fourth Quarter and Full Year 2025

Balance Sheet:

Cash, cash equivalents, and marketable securities were approximately $10.1 million as of December 31, 2025 (consisting of approximately $4.4 million in cash and cash equivalents and approximately $5.7 million in marketable securities), compared to approximately $24.0 million as of December 31, 2024. The company believes that its existing cash, cash equivalents, and marketable securities will enable it to fund anticipated operating expenses and capital expenditure requirements until at least approximately late July 2026 to mid September 2026. The company will need to obtain substantial additional funding in the near future and it is actively evaluating and pursuing potential funding alternatives.

Full Year 2025 Results:

Research and Development Expenses: R&D expenses were approximately $11.5 million for the year ended December 31, 2025, compared to approximately $16.1 million for the year ended December 31, 2024, a decrease of approximately $4.6 million or 29%. The decrease was primarily attributable to decreases in research studies and materials of approximately $4,034,000 relating to clinical trials, decreases in payroll and compensation expenses of approximately $610,000, and decreases in consulting expenses of approximately $81,000, partially offset by increases in licensing expenses of approximately $113,000.

General and Administrative Expenses: G&A expenses were approximately $6.5 million for the year ended December 31, 2025, compared to approximately $6.1 million for the year ended December 31, 2024, an increase of approximately $373,000 or 6%. The increase was primarily attributable to increases in business development and investor relations expenditures of approximately $436,000, increases in patent costs of approximately $55,000, and increases in corporate insurance expenses of approximately $51,000, offset in part by decreases in payroll and compensation expenses of approximately $115,000.

Net Loss: Net loss was approximately $17.1 million (or $1.57 per share) for the year ended December 31, 2025, compared to a net loss of approximately $20.8 million (or $1.93 per share) for the year ended December 31, 2024, representing a year-over-year reduction of net loss of approximately $3.7 million or 18%.

Fourth Quarter 2025 Results:

Total Operating Expenses: Total operating expenses were approximately $4.2 million for the quarter ended December 31, 2025, compared to approximately $5.9 million for the quarter ended December 31, 2024. Q4 2025 R&D expenses were approximately $2.7 million compared to approximately $4.3 million in Q4 2024. Q4 2025 G&A expenses were approximately $1.5 million compared to approximately $1.6 million in Q4 2024.

Net Loss: Net loss was approximately $4.1 million for the quarter ended December 31, 2025, compared to a net loss of approximately $5.9 million for the quarter ended December 31, 2024.

Capitalization:

As of December 31, 2025, the Company had 11,254,697 shares of common stock outstanding, and options to purchase 1,296,126 shares of common stock at a weighted average exercise price of $5.58 per share were outstanding. As of December 31, 2025, there were no warrants outstanding.

In July 2025, the Company entered into an ATM Sales Agreement with ThinkEquity LLC, pursuant to which the Company may offer and sell up to $15,530,000 of its common stock in “at-the-market” offerings. During the year ended December 31, 2025, the Company sold 356,922 shares under the ATM for gross proceeds of $1,624,547.

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

Lantern Pharma Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
CURRENT ASSETS
Cash and cash equivalents	$4,422,838	$7,511,079
Marketable securities	5,696,386	16,501,984
Prepaid expenses & other current assets	683,948	1,234,566
Total current assets	10,803,172	25,247,629
Property and equipment, net	31,875	47,440
Operating lease right-of-use assets	75,595	239,985
Deferred offering costs	88,431	—
Other assets	36,738	36,738
TOTAL ASSETS	$11,035,811	$25,571,792
CURRENT LIABILITIES
Accounts payable and accrued expenses	$4,423,048	$4,140,361
Operating lease liabilities, current	78,539	190,814
Total current liabilities	4,501,587	4,331,175
Operating lease liabilities, non-current	—	52,843
TOTAL LIABILITIES	4,501,587	4,384,018
STOCKHOLDERS’ EQUITY
Common Stock	1,125	1,078
Additional paid-in capital	99,652,724	97,058,323
Accumulated other comprehensive income	25,430	153,990
Accumulated deficit	(93,145,055)	(76,025,617)
Total stockholders’ equity	6,534,224	21,187,774
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,035,811	$25,571,792

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

Lantern Pharma Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended Dec 31, 2025	Year Ended Dec 31, 2024
Operating expenses:
General and administrative	$6,464,371	$6,090,747
Research and development	11,514,123	16,125,690
Total operating expenses	17,978,494	22,216,437
Loss from operations	(17,978,494)	(22,216,437)
Interest income	437,931	742,355
Other income, net	421,125	692,869
NET LOSS	$(17,119,438)	$(20,781,213)

Net loss per share, basic and diluted	$(1.57)	$(1.93)
Weighted-average shares outstanding	10,898,175	10,762,319

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

2026 Corporate Objectives and Catalysts

●	Mid-May 2026: Type C meeting with FDA to discuss proposed HARMONIC™ protocol amendments, including focusing enrollment on EGFR exon 21 L858R patients, extending LP-300 treatment cycles, and converting to a single-arm Simon two-stage design.

●	2026: Planned Investigator Sponsored Trial evaluating LP-300 in combination with standard-of-care agents in frontline NSCLC patients with specific driver mutations.

●	H1 2026: Planned initiation of LP-184 Phase 1b/2 trials in TNBC and NSCLC (subject to funding).

●	H1 2026: Investigator-led clinical study initiation in Denmark in PTGR1 overexpressing bladder cancers with DNA damage repair mutations.

●	2026: Planned pediatric CNS cancer trial initiation through Starlight Therapeutics (subject to funding).

●	2026: Additional HARMONIC™ trial data readouts and potential partnership announcements.

●	2026: Scale-up of RADR® AI and withZeta.ai platform commercial efforts through India AI Center of Excellence.

●	2026: Continued commercialization of the withZeta.ai multi-agentic co-scientist platform, including conversion of beta engagements to commercial partnerships and expansion across the rare cancer research community through a subscription-based service.

●	2026: Pursuit of additional funding, including potential grant revenue, to fund planned operations and clinical advancement.

Conference Call Information

Lantern Pharma will host a conference call and webcast to discuss fourth quarter and full year 2025 financial results and business updates on Monday, March 30, 2026 at 4:30 p.m. Eastern Time.

To participate in the conference call, please register at the Zoom webcast link. A replay of the earnings call webcast will be available after the call on the investor relations section of Lantern’s website at ir.lanternpharma.com.

About Lantern Pharma

Lantern Pharma (NASDAQ: LTRN) is an AI-driven company transforming the cost, pace, and timeline of oncology drug discovery and development. Our proprietary AI and machine learning (ML) platform, RADR®, leverages over 200 billion oncology-focused data points and a library of 200+ advanced ML algorithms to help solve billion-dollar, real-world problems in oncology drug development and generate oncology medicines at dramatically reduced costs and accelerated timelines. By harnessing the power of AI and with input from world-class scientific advisors and collaborators, we have accelerated the development of our growing pipeline of drug candidates that span multiple cancer indications, including both solid tumors and blood cancers and an antibody-drug conjugate (ADC) program. On average, our newly developed drug programs have been advanced from initial AI insights to first-in-human clinical trials in 2–3 years and at approximately $1.0–2.5 million per program.

Our lead development programs include a Phase 2 clinical program and multiple planned Phase 1b/2a clinical trials. We have also established a wholly-owned subsidiary, Starlight Therapeutics, to focus exclusively on the clinical execution of our promising therapies for CNS and brain cancers. Our AI-driven pipeline of innovative product candidates is estimated to have a combined annual market potential of over $15 billion USD.

Website: www.lanternpharma.com

Harmonic Trial: www.harmonictrial.com

LinkedIn: https://www.linkedin.com/company/lanternpharma/

X: @lanternpharma

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among other things, statements relating to: future events or our future financial performance; the potential advantages of our RADR® platform and withZeta.ai platform in identifying drug candidates, accelerating drug development, and generating revenue through software licensing and subscription models; our strategic plans to advance the development of our drug candidates and antibody drug conjugate (ADC) development program; the planned commercialization of our AI platforms including withZeta.ai and the expected market opportunity for AI co-scientist platforms; estimates regarding the development timing for our drug candidates and ADC development program; expectations and estimates regarding clinical trial timing and patient enrollment; our research and development efforts of our internal drug discovery programs and the utilization of our RADR® platform to streamline the drug development process; our intention to leverage artificial intelligence, machine learning and genomic data to streamline and transform the pace, risk and cost of oncology drug discovery and development and to identify patient populations that would likely respond to a drug candidate; estimates regarding patient populations, potential markets and potential market sizes; sales estimates for our drug candidates and our plans to discover and develop drug candidates and to maximize their commercial potential by advancing such drug candidates ourselves or in collaboration with others.

Any statements that are not statements of historical fact (including, without limitation, statements that use words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “model,” “objective,” “aim,” “upcoming,” “should,” “will,” “would,” or the negative of these words or other similar expressions) should be considered forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by the forward-looking statements, such as (i) the risk that we may not be able to secure sufficient future funding when needed and as required to advance and support our existing and planned clinical trials and operations, (ii) the risk that observations in preclinical studies and early or preliminary observations in clinical studies do not ensure that later observations, studies and development will be consistent or successful, (iii) the risk that our research and the research of our collaborators may not be successful, (iv) the risk that we may not be successful in licensing potential candidates or in completing potential partnerships and collaborations, (v) the risk that none of our product candidates has received FDA marketing approval, and we may not be able to successfully initiate, conduct, or conclude clinical testing for or obtain marketing approval for our product candidates, (vi) the risk that no drug product based on our proprietary RADR® AI platform has received FDA marketing approval or otherwise been incorporated into a commercial product, (vii) the risk that our AI platform commercialization efforts, including withZeta.ai, may not generate the anticipated revenue or achieve the expected market adoption, and (viii) those other factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 30, 2026.

You may access our Annual Report on Form 10-K for the year ended December 31, 2025 under the investor SEC filings tab of our website at www.lanternpharma.com or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this press release represent our judgment as of the date hereof, and, except as otherwise required by law, we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

Lantern Pharma Disclosure Channels to Disseminate Information

Lantern Pharma’s investors and others should note that we announce material information to the public about our company through a variety of means, including our website, press releases, SEC filings, digital newsletters, and social media, in order to achieve broad, non-exclusionary distribution of information to the public. We encourage our investors and others to review the information we make public in the locations above as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Contacts

Investor Contact

Investor Relations

ir@lanternpharma.com

+1-972-277-1136

www.lanternpharma.com - Lantern Full Year & 4th Quarter 2025 Earnings Press Release